EXHIBIT 99.2

Whole Foods Market Announces Changes to Leadership; Eliminates Co-CEO Structure; Appoints John Mackey CEO

Adds new member to the Board of Directors

AUSTIN, Texas, Nov. 02, 2016 (GLOBE NEWSWIRE) -- The Board of Directors of Whole Foods Market (NASDAQ:WFM) today announced changes to the leadership structure, including transitioning from co-Chief Executive Officers to a sole Chief Executive Officer, with co-Founder John Mackey to serve in that capacity.

Walter Robb will remain on the Company’s Board of Directors and continue to serve as Chairman for both Whole Kids Foundation and Whole Cities Foundation. He will officially transition his co-CEO responsibilities on December 31, 2016, and will continue to be a senior advisor to the Company. Robb has served the company for 25 years, most recently as co-Chief Executive Officer for the previous six years.

“Under Walter’s leadership, Whole Foods Market has grown from 12 to 464 stores in three countries. He has been instrumental in accelerating investment in our digital strategy and technology transformation to meet the ever-changing retail landscape,” said Dr. John Elstrott, Chairman of Whole Foods Market’s Board of Directors. “In the past year Walter and John have hired five new senior executives, and have adopted and made significant progress on their nine point strategic plan, putting the company in a strong foundational position for winning.”

“It is impossible to convey what Walter has done for Whole Foods Market since he joined us in 1991,” said co-Founder and co-Chief Executive Officer John Mackey. “His incredible passion for retail and sense of the customer makes him the most extraordinary retailer I’ve had the privilege to work with. During his 25 years of leadership, Walter has been an advocate for the Whole Foods Market culture and a champion for our Team Members.  His genuine love for our mission and our Team Members truly reflects what it means to be a conscious leader.”

Executive Vice President and Chief Financial Officer Glenda Flanagan, the longest ever serving female Chief Financial Officer in the Fortune 500, will retire from the role after 29 years at the end of the 2017 fiscal year. She will continue to serve the Company in a senior advisor capacity.

“Glenda joined Whole Foods Market in 1988 and has helped guide us through significant growth from six stores, to 464 stores and more than $15 billion in sales today,” said co-Chief Executive Officers John Mackey and Walter Robb. “She has been an outstanding CFO. Her intelligence, wisdom, business acumen, kindness, and integrity have been at the heart of everything Whole Foods Market has done and accomplished over the past 28 years. Glenda is deeply loved and respected by us and everyone at Whole Foods Market who has had the opportunity to know her.”

The company also announced today that Mary Ellen Coe, Vice President of Sales and Product Operations for Google, has joined the Whole Foods Market Board of Directors.

“Mary Ellen’s deep experience in marketing, digital strategy, and brand strategy is incredibly valuable, and we’re excited to have such a talented leader join our Board of Directors,” said Dr. John Elstrott. “We’re confident that her expertise and understanding of the evolving marketplace will benefit the company as we remain focused on strategic investments in marketing and elevating digital experience.”

For more information on Whole Foods Market, please visit our website.

Whole Foods Market: Brooke Buchanan
Phone: (512) 542-0751
Email: brooke.buchanan@wholefoods.com